Exhibit 99.1

NEWS RELEASE – August 15, 2006

For more information:

Ken Golden

Director, News and Information

309-765-5678

DEERE REPORTS HIGHER RESULTS FOR THIRD QUARTER;

NET INCOME REACHES $436 MILLION

•                  Quarterly net income rises 13%; earnings per share up 17%.

•                  Construction, commercial and consumer divisions pace quarterly improvement.

•                  Global farm fundamentals remain generally healthy.

•                  Further progress in asset management contributes to strong performance.

MOLINE, Illinois (August 15, 2006) — Deere & Company today announced worldwide net income of $436.0 million, or $1.85 per share, for the third quarter ended July 31, compared with $387.1 million, or $1.58 per share, for the same period last year. Income from continuing operations, which excludes the company’s discontinued health-care business, was $435.7 million, or $1.85 per share, for the third quarter, versus $378.8 million, or $1.55 per share, last year.

“We are seeing continued benefit from our successful efforts to restrain costs and operate with lower assets,” said Robert W. Lane, chairman and chief executive officer. “At the same time, the company’s advanced new equipment and service offerings are bringing value and productivity to a growing, increasingly global group of customers.”

For the first nine months, net income was $1.416 billion, or $5.96 per share, compared with $1.214 billion, or $4.89 per share, last year. Nine-month net income from continuing operations was $1.177 billion, or $4.95 per share, compared with $1.193 billion, or $4.81 per share, last year.

Worldwide net sales and revenues increased 8 percent to $6.267 billion for the third quarter, compared with a year ago, and increased 5 percent to $17.030 billion for the first nine months. Net sales of the equipment operations were $5.677 billion for the quarter and $15.398 billion for nine months, compared with $5.370 billion and $14.916 billion for the respective periods last year.

Summary of Operations

Excluding the effect of currency translation and price changes, worldwide equipment sales were essentially unchanged for the quarter and first nine months. On a reported basis, equipment sales in the U.S. and Canada increased 6 percent for the quarter and 5 percent for the year to date. Excluding currency translation, sales outside the U.S. and Canada increased 3 percent for the quarter and 2 percent for nine months. As reported, equipment sales outside the U.S. and Canada were up 5 percent for the quarter and down 1 percent for nine months.

Deere’s equipment divisions reported operating profit of $583 million for the quarter and $1.630 billion for nine months, compared with $500 million and $1.618 billion for the periods last year. Higher operating profit for the quarter was primarily the result of improved price realization, partially offset by the impact of planned lower manufacturing volumes in the agricultural division. Nine-month operating profit was higher due to improved price realization and lower retirement benefit costs. Partially offsetting these factors were the negative effect of planned lower manufacturing volumes, higher selling and administrative expenses primarily related to growth and share-based compensation expense, and increased raw-material costs.

Deere’s ongoing emphasis on rigorous asset management is continuing to yield positive results. Trade receivables and inventories at the end of the quarter were $6.264 billion, or 32 percent of previous 12-month sales, compared with $6.526 billion, or 33 percent of sales, a year ago.

Financial services reported net income of $90.8 million for the quarter and $496.8 million year to date versus $90.4 million and $252.9 million last year. Income from continuing operations was $90.5 million for the quarter and $256.9 million for nine months, versus $82.1 million and $232.2 million a year earlier. For both periods, net income from continuing operations benefited from growth in the portfolio, partially offset by a higher provision for credit losses. Narrower financing spreads had a negative effect on net income from continuing operations for nine months.

Income from discontinued operations was $0.3 million for the quarter and $239.9 million year to date versus $8.3 million and $20.7 million last year. Income from discontinued operations relates primarily to this year’s gain on sale of the company’s health-care operations.

Company Earnings Outlook

Deere’s equipment sales are projected to increase by 2 to 3 percent for full-year 2006 and are expected to be up about 1 percent for the fourth quarter. Consistent with ongoing asset-management initiatives, production levels are expected to be down about 5 percent for the year and about 10 percent in the fourth quarter. Based on the above, net income is forecast to be around $1.625 billion for the year and approximately $200 million in the fourth quarter.

Deere’s full-year net income projection includes the impact of the following previously announced items. These are the closure of a forestry-equipment plant in Canada, which is expected to result in an after-tax charge of about $35 million (including approximately $21 million in the fourth quarter), as well as an after-tax charge of $44 million related to the completion of a cash tender offer to repurchase outstanding debt securities. Also included in the company’s earnings projection is about $240 million of net income for the discontinued health-care business and approximately $50 million, after tax, related to share-based compensation expense for the full year.

Company Summary

“Our efforts to build and grow a great business are meeting with considerable success and making a major contribution to Deere’s financial and operating performance,” Lane said. “In addition, we are providing further value by returning cash to shareholders through dividends and stock repurchases. As a result, we’re confident the company is positioned to continue delivering strong returns well into the future.”

* * *

Equipment Division Performance

• Agricultural. Division sales increased 1 percent for the quarter but were down 4 percent through nine months. While the physical volume of shipments declined for the quarter, sales increased due to improved price realization and currency translation. Year-to-date sales were down as a result of lower shipments and currency translation, partially offset by improved price realization. Operating profit was $249 million for the quarter and $739 million for nine months, compared with $262 million and $913 million for the respective periods last year. Operating profit was down for both periods mainly due to lower shipments and worldwide production volumes, as well as higher selling and administrative expenses. Production was down substantially in the third quarter, as planned, in line with Deere’s ongoing commitment to asset discipline. Results for both the quarter and nine months received benefit from improved price realization and lower retirement benefit costs.

• Commercial & Consumer. Division sales increased 8 percent for the quarter and 10 percent for nine months, primarily due to higher sales in the landscapes operation. Operating profit was $78 million for the quarter and $225 million year to date, compared with $60 million and $193 million for the respective periods last year. The higher operating profit in both periods reflected improved profitability of the landscapes operation.

• Construction & Forestry. Sales rose 13 percent for the quarter and nine months reflecting strong activity at the retail level. Operating profit was $256 million for the quarter and $666 million for nine months, compared with $178 million and $512 million last year. Higher operating profit for the quarter was primarily due to improved price realization and increased shipments and efficiencies related to stronger production volumes, partially offset by higher raw-material costs. The nine-month operating profit improvement was primarily due to increased shipments, stronger production volumes and improved price realization. These factors were partially offset by higher raw-material costs and expenses to close a facility in Canada.

Market Conditions & Outlook

•                        Agricultural. Global farm-economic conditions remain solid and continue to have a positive long-term outlook. In this regard, demand for crops is benefiting from a global population gaining in both size and affluence, and from a dramatic rise in the use of renewable fuels. As a result, carryover stocks of commodities such as wheat and corn remain low, providing support to crop prices and overall farm fundamentals. In the near term, higher input costs, particularly related to energy prices, are having a negative impact on global farm income and putting pressure on farm machinery sales in key markets. In addition, uncertainty over global trade policies is contributing to a softer retail environment.

In the U.S. and Canada, farmers are in sound overall financial condition with support from relatively low debt levels and rising land values. However, cash receipts are forecast to be below last year’s record level, while higher interest rates and increased input costs are causing farm incomes to narrow. In addition, dry weather in the U.S. Plains states and Southeast is having a negative effect on farmer sentiment. Based on these factors, Deere projects industry retail sales in the U.S. and Canada to be down at least 5 percent for 2006.

Consistent with the company’s previous forecast, industry retail sales in Western Europe are forecast to be down about 5 percent for the year due to concerns over input costs, government farm policies and dry conditions in certain areas. In South America, conditions have weakened further and the outlook for industry retail sales is now down about 25 percent for the year. Negative factors include persistent strength in the Brazilian currency as well as higher input costs, primarily related to the treatment of soybean rust. In Australia, dryness is having a negative effect on the wheat crop, with industry retail sales in that region of the world now projected to decline about 15 percent for the year.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to be down about 4 percent for the year. Although benefiting from newly introduced products, sales are being negatively affected by ongoing efforts to reduce inventories and trade receivables. Worldwide farm machinery production is expected to be down about 20 percent in the fourth quarter in comparison with the same period last year.

• Commercial & Consumer. John Deere commercial and consumer sales are forecast to be up about 8 percent for the year. Benefiting the division’s sales are growth in the landscapes operation and positive response to the company’s advanced line of riding lawn equipment and other new products.

• Construction & Forestry. Markets for construction equipment are experiencing further gains as a result of increased overall construction spending. Higher nonresidential spending for the year is expected to more than offset a slight decline in residential construction. While sales to the rental channel have slowed, sales to the contractor segment have continued to increase as a result of fleet expansion and upgrading. Forestry-equipment markets have softened, and industry sales are expected to be down for the year on a global basis. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to rise by about 12 percent for fiscal 2006.

• Credit. Full-year net income for Deere’s credit operations is now forecast to be approximately $340 million, with the improvement from last year being driven by growth in the credit portfolio. This outlook continues to reflect very strong credit quality.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $78.8 million for the quarter and $217.4 million for the year to date, compared with $76.3 million and $206.0 million for the respective periods last year. Results for both periods benefited from growth in the portfolio, partially offset by a higher provision for credit losses. Narrower financing spreads had a negative effect on net income for nine months.

Net receivables and leases financed by JDCC were $17.746 billion at July 31, 2006, compared with $15.789 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $18.813 billion at July 31, 2006, compared with $17.703 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Earnings Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence. These factors include worldwide demand for agricultural products, world grain stocks, weather and soil conditions, harvest yields, prices realized for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from the difficult farm income conditions in Brazil), international reaction to such programs, global trade agreements, animal diseases and their affects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment. The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political and social stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates. Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs. Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, common stock issuances and repurchases, and the issuance and retirement of Company debt.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

Third Quarter 2006 Press Release

(millions of dollars)

	Three Months Ended July 31			Nine Months Ended July 31
	2006	2005	% Change	2006	2005	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,899	$2,869	+1	$7,862	$8,171	-4
Commercial and consumer equipment net sales	1,171	1,081	+8	3,119	2,839	+10
Construction and forestry net sales	1,607	1,420	+13	4,417	3,906	+13
Total net sales *	5,677	5,370	+6	15,398	14,916	+3
Credit revenues	475	376	+26	1,316	1,050	+25
Other revenues *	115	77	+49	316	233	+36
Total net sales and revenues *	$6,267	$5,823	+8	$17,030	$16,199	+5

Operating profit: **
Agricultural equipment	$249	$262	-5	$739	$913	-19
Commercial and consumer equipment	78	60	+30	225	193	+17
Construction and forestry	256	178	+44	666	512	+30
Credit	135	128	+5	388	363	+7
Other *	3			4
Total operating profit *	721	628	+15	2,022	1,981	+2
Interest, corporate expenses and income taxes	(285)	(249)	+14	(846)	(788)	+7
Income from continuing operations	436	379	+15	1,176	1,193	-1
Income from discontinued operations		8		240	21
Net income	$436	$387	+13	$1,416	$1,214	+17

*                 Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,709	$1,622	+5	$4,504	$4,546	-1
Operating profit	$146	$161	-9	$389	$525	-26

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

Other revenues and operating profit in the prior periods as presented above decreased $182 million and $12 million, respectively, in the third quarter and $555 million and $27 million, respectively, in the first nine months from the amounts reported in 2005 due to a reclassification of the health care operations included in “Other” last year to discontinued operations this year.

**          Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2006 and 2005
(In millions of dollars and shares except per share amounts) Unaudited

	2006	2005
Net Sales and Revenues
Net sales	$5,677.3	$5,370.1
Finance and interest income	462.5	372.6
Other income	126.9	80.7
Total	6,266.7	5,823.4

Costs and Expenses
Cost of sales	4,398.8	4,264.0
Research and development expenses	175.9	165.4
Selling, administrative and general expenses	623.1	533.1
Interest expense	261.9	196.5
Other operating expenses	126.0	94.7
Total	5,585.7	5,253.7

Income of Consolidated Group Before Income Taxes	681.0	569.7
Provision for income taxes	247.6	194.3
Income of Consolidated Group	433.4	375.4

Equity in Income of Unconsolidated Affiliates
Credit	.1	.1
Other	2.2	3.3
Total	2.3	3.4

Income from Continuing Operations	435.7	378.8
Income from Discontinued Operations	.3	8.3
Net Income	$436.0	$387.1

Per Share Data
Basic:
Continuing operations	$1.87	$1.57
Discontinued operations		.03
Net income	$1.87	$1.60

Diluted:
Continuing operations	$1.85	$1.55
Discontinued operations		.03
Net income	$1.85	$1.58

Average Shares Outstanding:
Basic	233.7	241.7
Diluted	235.9	244.7

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME

For the Nine Months Ended July 31, 2006 and 2005
(In millions of dollars and shares except per share amounts) Unaudited

	2006	2005
Net Sales and Revenues
Net sales	$15,397.6	$14,915.8
Finance and interest income	1,282.8	1,040.1
Other income	349.9	242.8
Total	17,030.3	16,198.7

Costs and Expenses
Cost of sales	11,837.8	11,579.5
Research and development expenses	524.8	485.1
Selling, administrative and general expenses	1,704.6	1,525.8
Interest expense	742.1	543.7
Other operating expenses	414.7	274.1
Total	15,224.0	14,408.2

Income of Consolidated Group Before Income Taxes	1,806.3	1,790.5
Provision for income taxes	633.6	604.1
Income of Consolidated Group	1,172.7	1,186.4

Equity in Income of Unconsolidated Affiliates
Credit	.4	.4
Other	3.5	6.4
Total	3.9	6.8

Income from Continuing Operations	1,176.6	1,193.2
Income for Discontinued Operations	239.9	20.7
Net Income	$1,416.5	$1,213.9

Per Share Data
Basic:
Continuing operations	$5.01	$4.88
Discontinued operations	1.02	.08
Net income	$6.03	$4.96
Diluted:
Continuing operations	$4.95	$4.81
Discontinued operations	1.01	.08
Net income	$5.96	$4.89

Average Shares Outstanding:
Basic	235.0	244.8
Diluted	237.5	248.2

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2006	2005	2005

Assets
Cash and cash equivalents	$1,285.9	$2,258.2	$2,139.8
Marketable securities	1,865.7	2,169.1	1,671.1
Receivables from unconsolidated affiliates	29.5	18.4	26.0
Trade accounts and notes receivable - net	3,859.5	3,117.8	3,966.0
Financing receivables - net	13,328.4	12,869.4	11,883.9
Restricted financing receivables - net	2,349.4	1,457.9	1,438.7
Other receivables	514.4	523.0	441.1
Equipment on operating leases - net	1,420.0	1,335.6	1,260.4
Inventories	2,404.3	2,134.9	2,560.2
Property and equipment - net	2,534.3	2,343.3	2,159.8
Investments in unconsolidated affiliates	112.1	106.7	112.5
Goodwill	1,117.5	1,088.5	1,043.6
Other intangible assets - net	51.5	18.3	22.3
Prepaid pension costs	2,639.7	2,662.7	2,662.8
Other assets	477.7	419.8	472.4
Deferred income taxes	628.8	628.1	681.0
Deferred charges	149.1	133.8	140.0
Assets of discontinued operations		351.3	370.4
Total Assets	$34,767.8	$33,636.8	$33,052.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,100.2	$6,883.8	$6,115.9
Payables to unconsolidated affiliates	186.2	140.8	150.2
Accounts payable and accrued expenses	4,617.9	4,320.9	4,172.6
Accrued taxes	260.2	214.3	233.9
Deferred income taxes	67.6	62.7	60.7
Long-term borrowings	11,240.3	11,738.8	11,738.2
Retirement benefit accruals and other liabilities	2,726.1	3,232.3	3,435.9
Liabilities of discontinued operations		191.7	207.6
Total liabilities	27,198.5	26,785.3	26,115.0
Stockholders’ equity	7,569.3	6,851.5	6,937.0
Total Liabilities and Stockholders’ Equity	$34,767.8	$33,636.8	$33,052.0

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2006 and 2005
(In millions of dollars) Unaudited

	2006	2005

Cash Flows from Operating Activities
Net income	$1,416.5	$1,213.9
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	36.0	8.0
Provision for depreciation and amortization	502.5	471.8
Gain on the sale of a business	(356.0)
Undistributed earnings of unconsolidated affiliates	(1.9)	(5.3)
Credit for deferred income taxes	(8.1)	(163.3)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(1,318.8)	(1,129.6)
Inventories	(433.3)	(746.2)
Accounts payable and accrued expenses	326.4	285.8
Retirement benefit accruals/prepaid pension costs	(503.1)	(28.7)
Other	1.9	(33.5)
Net cash used for operating activities	(337.9)	(127.1)

Cash Flows from Investing Activities
Collections of financing receivables	7,100.1	6,024.6
Proceeds from sales of financing receivables	60.7	55.4
Proceeds from maturities and sales of marketable securities	2,517.2	394.2
Proceeds from sales of equipment on operating leases	219.2	298.6
Proceeds from sales of businesses, net of cash sold	439.1	46.0
Cost of financing receivables acquired	(7,763.2)	(7,713.1)
Purchases of marketable securities	(2,134.0)	(2,115.0)
Purchases of property and equipment	(500.3)	(274.1)
Cost of operating leases acquired	(288.8)	(236.7)
Acquisitions of businesses, net of cash acquired	(54.1)	(124.3)
Other	(10.2)	21.9
Net cash used for investing activities	(414.3)	(3,622.5)

Cash Flows from Financing Activities
Increase in short-term borrowings	840.3	1,694.2
Proceeds from long-term borrowings	2,182.4	2,725.7
Payments of long-term borrowings	(2,438.5)	(998.1)
Proceeds from issuance of common stock	304.2	147.4
Repurchases of common stock	(955.0)	(633.2)
Dividends paid	(257.4)	(214.9)
Excess tax benefits from share-based compensation	79.4
Other	(9.8)	(1.4)
Net cash provided by (used for) financing activities	(254.4)	2,719.7

Effect of Exchange Rate Changes on Cash	34.3	(11.4)

Net Decrease in Cash and Cash Equivalents	(972.3)	(1,041.3)
Cash and Cash Equivalents at Beginning of Period	2,258.2	3,181.1
Cash and Cash Equivalents at End of Period	$1,285.9	$2,139.8

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)               Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2006	2005	2006	2005

Dividends declared	$.39	$.31	$1.17	$.90
Dividends paid	$.39	$.31	$1.09	$.87

(2)               The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)               Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2006	2005	2006	2005

Net income	$436.0	$387.1	$1,416.5	$1,213.9

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	(14.4)	(22.3)	61.0	16.7

Unrealized gain (loss) on investments	1.1	(.7)	2.2	(1.0)

Unrealized gain on derivatives	.6	1.2	4.7	8.9

Comprehensive income	$423.3	$365.3	$1,484.4	$1,238.5

(4)               The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statements of Consolidated Income and the Condensed Consolidated Balance Sheet. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis. The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis. In February 2006, the Company sold its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005

Net Sales and Revenues
Net sales	$5,677.3	$5,370.1
Finance and interest income	26.0	31.7	$523.6	$419.3
Other income	100.3	67.5	41.4	24.3
Total	5,803.6	5,469.3	565.0	443.6

Costs and Expenses
Cost of sales	4,398.8	4,264.0
Research and development expenses	175.9	165.4
Selling, administrative and general expenses	520.2	449.0	103.6	85.1
Interest expense	45.2	48.9	232.8	163.9
Interest compensation to Financial Services	70.9	62.1
Other operating expenses	49.1	36.5	91.1	68.4
Total	5,260.1	5,025.9	427.5	317.4

Income of Consolidated Group Before Income Taxes	543.5	443.4	137.5	126.2
Provision for income taxes	200.5	150.0	47.1	44.2
Income of Consolidated Group	343.0	293.4	90.4	82.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	88.9	83.2	.1	.1
Other	3.8	2.2
Total	92.7	85.4	.1	.1

Income from Continuing Operations	435.7	378.8	90.5	82.1
Income from Discontinued Operations	.3	8.3	.3	8.3
Net Income	$436.0	$387.1	$90.8	$90.4

*                 Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (continued)

STATEMENT OF INCOME

For the Nine Months Ended July 31, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005

Net Sales and Revenues
Net sales	$15,397.6	$14,915.8
Finance and interest income	64.7	91.9	$1,439.8	$1,160.8
Other income	279.1	211.9	114.2	69.5
Total	15,741.4	15,219.6	1,554.0	1,230.3

Costs and Expenses
Cost of sales	11,837.8	11,579.5
Research and development expenses	524.8	485.1
Selling, administrative and general expenses	1,433.6	1,288.0	273.1	240.5
Interest expense	151.2	160.2	628.5	429.4
Interest compensation to Financial Services	184.0	166.7
Other operating expenses	195.0	106.0	261.1	204.0
Total	14,326.4	13,785.5	1,162.7	873.9

Income of Consolidated Group Before Income Taxes	1,415.0	1,434.1	391.3	356.4
Provision for income taxes	498.8	479.5	134.8	124.6
Income of Consolidated Group	916.2	954.6	256.5	231.8

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	254.8	235.8	.4	.4
Other	5.6	2.8
Total	260.4	238.6	.4	.4

Income from Continuing Operations	1,176.6	1,193.2	256.9	232.2
Income from Discontinued Operations	239.9	20.7	239.9	20.7
Net Income	$1,416.5	$1,213.9	$496.8	$252.9

*                 Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (continued)

CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	July 31 2006	October 31 2005	July 31 2005	July 31 2006	October 31 2005	July 31 2005

Assets
Cash and cash equivalents	$982.0	$1,943.9	$1,826.6	$303.8	$314.2	$313.1
Cash equivalents deposited with unconsolidated subsidiaries		179.7
Cash and cash equivalents	982.0	2,123.6	1,826.6	303.8	314.2	313.1
Marketable securities	1,783.6	2,158.7	1,667.4	82.1	10.4	3.7
Receivables from unconsolidated subsidiaries and affiliates	772.3	324.4	805.1	2.1	.3	.7
Trade accounts and notes receivable - net	1,120.4	873.7	1,070.4	3,274.7	2,621.6	3,367.2
Financing receivables - net	3.1	5.6	4.8	13,325.4	12,863.8	11,879.1
Restricted financing receivables - net				2,349.4	1,457.9	1,438.7
Other receivables	379.1	401.2	360.8	135.3	121.8	80.3
Equipment on operating leases - net			.1	1,420.0	1,335.6	1,260.3
Inventories	2,404.3	2,134.9	2,560.2
Property and equipment - net	2,319.7	2,277.3	2,120.3	214.5	66.1	39.4
Investments in unconsolidated subsidiaries and affiliates	2,639.5	2,318.8	2,220.2	4.6	4.3	4.0
Goodwill	1,117.5	1,088.5	1,043.6
Other intangible assets - net	51.5	18.3	22.3
Prepaid pension costs	2,626.5	2,638.5	2,648.0	13.2	24.2	14.8
Other assets	197.5	173.5	190.6	280.2	246.2	281.8
Deferred income taxes	733.3	729.7	801.4	8.5	11.1	3.6
Deferred charges	115.5	102.2	112.6	34.9	32.5	28.6
Assets of discontinued operations		159.6	162.8		351.3	370.4
Total Assets	$17,245.8	$17,528.5	$17,617.2	$21,448.7	$19,461.3	$19,085.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$274.6	$677.4	$483.4	$7,825.6	$6,206.4	$5,632.4
Payables to unconsolidated subsidiaries and affiliates	188.4	141.1	151.0	742.8	485.7	779.1
Accounts payable and accrued expenses	4,321.9	4,044.7	3,999.5	832.8	654.6	646.0
Accrued taxes	217.2	188.2	196.2	43.0	26.1	37.8
Deferred income taxes	17.1	11.8	11.8	163.5	163.6	172.9
Long-term borrowings	1,956.9	2,423.4	2,443.9	9,283.4	9,315.4	9,294.2
Retirement benefit accruals and other liabilities	2,700.4	3,190.4	3,394.4	25.7	41.9	41.4
Liabilities of discontinued operations					191.7	207.6
Total liabilities	9,676.5	10,677.0	10,680.2	18,916.8	17,085.4	16,811.4
Stockholders’ equity	7,569.3	6,851.5	6,937.0	2,531.9	2,375.9	2,274.3
Total Liabilities and Stockholders’ Equity	$17,245.8	$17,528.5	$17,617.2	$21,448.7	$19,461.3	$19,085.7

*                 Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2006 and 2005

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005

Cash Flows from Operating Activities
Net income	$1,416.5	$1,213.9	$496.8	$252.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	10.2	2.8	25.8	5.2
Provision for depreciation and amortization	300.2	287.2	237.4	215.8
Gain on the sale of a business	(356.0)		(356.0)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(259.7)	(99.5)	(.3)	(.4)
Provision (credit) for deferred income taxes	(9.7)	(172.8)	1.6	9.5
Changes in assets and liabilities:
Receivables	(244.8)	(236.4)	(1.9)	40.1
Inventories	(251.2)	(570.1)
Accounts payable and accrued expenses	326.8	325.2	158.2	92.4
Retirement benefit accruals/prepaid pension costs	(497.3)	(38.9)	(5.8)	10.2
Other	133.8	142.9	31.1	(146.4)
Net cash provided by operating activities	568.8	854.3	586.9	479.3

Cash Flows from Investing Activities
Collections of receivables			21,660.7	19,847.4
Proceeds from sales of financing receivables			88.0	127.4
Proceeds from maturities and sales of marketable securities	2,412.8	359.1	104.4	35.2
Proceeds from sales of equipment on operating leases		5.5	219.2	293.2
Proceeds from sales of businesses, net of cash sold	439.1	46.0
Cost of receivables acquired			(23,581.1)	(22,672.4)
Purchases of marketable securities	(2,040.1)	(2,027.2)	(93.9)	(87.8)
Purchases of property and equipment	(342.7)	(256.4)	(157.6)	(17.7)
Cost of operating leases acquired			(535.0)	(474.6)
Acquisitions of businesses, net of cash acquired	(54.1)	(124.3)
Other	49.9	(8.2)	(83.0)	10.5
Net cash provided by (used for) investing activities	464.9	(2,005.5)	(2,378.3)	(2,938.8)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(145.1)	(99.2)	985.4	1,793.4
Change in intercompany receivables/payables	(444.2)	661.8	264.6	(886.2)
Proceeds from long-term borrowings		.8	2,182.5	2,724.9
Payments of long-term borrowings	(781.1)	(2.7)	(1,657.4)	(995.4)
Proceeds from issuance of common stock	304.2	147.4
Repurchases of common stock	(955.0)	(633.2)
Dividends paid	(257.4)	(214.9)	(17.3)	(158.3)
Excess tax benefits from share-based compensation	79.4
Other	(10.0)	(1.5)	22.8	19.4
Net cash provided by (used for) financing activities	(2,209.2)	(141.5)	1,780.6	2,497.8

Effect of Exchange Rate Changes on Cash	33.9	(20.2)	.4	8.8

Net Increase (Decrease) in Cash and Cash Equivalents	(1,141.6)	(1,312.9)	(10.4)	47.1
Cash and Cash Equivalents at Beginning of Period	2,123.6	3,139.5	314.2	266.0
Cash and Cash Equivalents at End of Period	$982.0	$1,826.6	$303.8	$313.1

*                 Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.